Exhibit 10.19

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Technology

Cooperation

Agreement/

Perjanjian

Kerjasama

Teknologi

Dated/Tertanggal 2 Juni 2020

Between/Diantara

PT Digi Asia Bios

and/dan

PT Aviana Sinar Abadi

This Technology Cooperation Agreement (“Agreement”) is made on this 2 June 2020 2020 by and between:		Perjanjian Kerja Sama Teknologi (“ Perjanjian ”) ini dibuat pada 2 Juni 2020 ini oleh dan antara:

(1)	PT Digi Asia Bios, a limited liability company duly incorporated under and governed by the laws of the Republic of Indonesia, has its registered office at Prudential Centre 5th Floor Unit F-G, Jl. Casablanca Raya Kav. 88, Menteng Dalam, Kec. Tebet, Daerah Khusus Ibukota Jakarta 12870, in this matter represented by its duly representative who will be mentioned at the end of this Agreement (hereinafter referred to as “DAB”); and	(1)	PT Digi Asia Bios, suatu perseroan terbatas yang didirikan berdasarkan dan diatur oleh hukum Negara Republik Indonesia, memiliki kantor terdaftar di Prudential Center Lantai 5 Unit FG, Jl. Casablanca Raya Kav . 88, Menteng Dalam , Kec . Tebet , Daerah Khusus Ibukota Jakarta 12870, dalam hal ini diwakili oleh wakilnya yang sah yang akan disebutkan di akhir Perjanjian ini (selanjutnya disebut “ DAB ”); Dan

(2)	PT Aviana Sinar Abadi, a limited liability company duly incorporated under and governed by the laws of the Republic of Indonesia, having its registered office at Jl. Alaydrus No. 66 BC Lt. 3 Petojo Utara, Gambir, Jakarta Barat, in this matter represented by its duly representative who will be mentioned at the end of this Agreement (hereinafter referred to as “IRS”).	(2)	PT Aviana Sinar Abadi, suatu perseroan terbatas yang didirikan berdasarkan dan diatur oleh hukum Negara Republik Indonesia, berkantor pusat di Jl. Alaydrus No. 66 BC Lt. 3 Petojo Utara, Gambir, Jakarta Barat, dalam hal ini diwakili oleh wakilnya yang sah yang akan disebutkan di bagian akhir Perjanjian ini (selanjutnya disebut sebagai “IRS”).

DAB and IRS are hereinafter individually referred to as a “Party” and collectively as the “Parties”.		DAB dan IRS selanjutnya secara sendiri-sendiri disebut sebagai “Pihak” dan secara bersama-sama sebagai “Para Pihak”.

Recital		Pendahuluan

A.	DAB is the provider of a modern application programming interface technology to enhance IRS Platform that will help to modernize the current system, thus enabling wallet solution, cost-effective and smooth operations, and more secure and faster time to market for new innovative features. Further, DAB is engaged in, inter alia, the business of various software development services.	A.	DAB adalah penyedia teknologi antarmuka pemrograman aplikasi modern untuk meningkatkan Platform IRS yang akan membantu memodernisasi sistem saat ini, sehingga memungkinkan solusi dompet, operasi yang hemat biaya dan lancar, serta waktu pemasaran yang lebih aman dan lebih cepat untuk fitur inovatif baru. Selanjutnya, DAB berkecimpung dalam, antara lain, bisnis berbagai layanan pengembangan perangkat lunak.

B.	IRS is engaged in, inter alia, the business of accommodating digital product transactions for a Digital Product aggregator (Aggregator) to buy and sell amongst others, then redistribute the products to its Retailers’ Network (Agents) in the IRS ecosystem (“IRS Platform”).	B.	IRS terlibat dalam, antara lain, bisnis mengakomodasi transaksi produk digital untuk agregator Produk Digital (Aggregator) untuk, antara lain, membeli dan menjual, kemudian mendistribusikan kembali produk ke Jaringan Pengecer (Agen) di ekosistem IRS (“ Platform IRS ”).

C.	IRS desires to cooperate with DAB to enhance the existing IRS Platform to be more secure, faster, and efficient in connecting the buyer and seller of airtime through a modern application programming interface, including the transaction wallet used in the IRS Platform.	C.	IRS ingin bekerja sama dengan DAB untuk meningkatkan Platform IRS yang ada menjadi lebih aman, lebih cepat, dan efisien dalam menghubungkan pembeli dan penjual pulsa melalui antarmuka pemrograman aplikasi modern, termasuk dompet transaksi yang digunakan di Platform IRS.

Now therefore, in consideration of the foregoing and mutual covenants contained herein, it is hereby agreed by and between the parties as follows:		Oleh karena itu, dengan mempertimbangkan kesepakatan sebelumnya dan bersama yang terkandung di sini, dengan ini disetujui oleh dan antara para pihak sebagai berikut:

1.	Definitions and Interpretation	1.	Definisi dan Interpretasi

1.1	Except where the context otherwise requires and is specified, the following words and expressions wherever appearing in this Agreement, shall have the following meanings ascribed herein:	1.1	Kecuali jika konteksnya mensyaratkan dan ditentukan lain, kata-kata dan ungkapan berikut di mana pun muncul dalam Perjanjian ini, akan memiliki arti sebagai berikut sebagaimana tercantum di sini:

Agreement	means this Agreement entered into by and between the Parties and its annexure(s), schedule(s), and including any modification, amendment, addendum, and alteration thereto.	Perjanjian	berarti Perjanjian ini yang diadakan oleh dan antara Para Pihak dan lampiran(-lampiran), jadwal(-jadwal), dan termasuk setiap modifikasi, amandemen, tambahan, dan perubahannya.

Aggregator	means the digital product Aggregator where the subject is buying all kinds of digital products from multiple sources, including among themselves, then aggregating it to become a single product for the Agent’ own inventory to sell to end users	Agregator	berarti anggregator produk digital di mana subjek membeli semua jenis produk digital dari berbagai sumber, termasuk di antara mereka sendiri, kemudian menggabungkannya menjadi satu produk untuk persediaan Agen sendiri untuk dijual kepada pengguna akhir

Agents	mean a network of retail outlets selling various digital products to end users.	Agen	berarti jaringan gerai ritel yang menjual berbagai produk digital kepada pengguna akhir.

API	means a set of commands, functions, components, and protocols provided by an operating system or a particular programming language that can be used by programmers when building software.	API	berarti sekumpulan perintah, fungsi, komponen, dan protokol yang disediakan oleh sistem operasi atau bahasa pemrograman tertentu yang dapat digunakan oleh pemrogram saat membangun perangkat lunak.

Applicable Law	means all national and regional laws, rules, regulations including guidelines, codes, effective orders (not subject to an effective stay), decisions, injunctions, judgements, awards and decrees applicable to each Party’s performance of its obligations under this Agreement.	Hukum yang berlaku	berarti semua undang-undang, aturan, peraturan nasional dan regional termasuk pedoman, kode, perintah efektif (tidak tunduk pada masa tinggal yang efektif), keputusan, penilaian, penghargaan dan keputusan yang berlaku untuk kinerja masing-masing Pihak atas kewajibannya berdasarkan Perjanjian ini.

Confidential Information	means any technical, business, client or proprietary information in relation to this Agreement and any information disclosed between the Parties, directly or indirectly, including, but not limited to, information regarding business strategies and practices, methodologies, trade secrets, know-how, pricing, technology, software, customer and transaction data of IRS and customer and transaction data of DAB.	Informasi Rahasia	berarti setiap informasi teknis, bisnis, klien atau hak milik sehubungan dengan Perjanjian ini dan setiap informasi yang diungkapkan antara Para Pihak, secara langsung atau tidak langsung, termasuk, namun tidak terbatas pada, informasi mengenai strategi dan praktik bisnis, metodologi, rahasia dagang, pengetahuan, harga, teknologi, perangkat lunak, data pelanggan dan transaksi IRS dan data pelanggan dan transaksi DAB.

Enhanced IRS Platform	has the meaning given to such term in Article 2.2.	Platform IRS yang Disempurnakan	memiliki arti yang diberikan untuk istilah tersebut dalam Pasal 2.2.

Effective Date	means the date of this Agreement.	Tanggal berlaku	berarti tanggal Perjanjian ini.

Good Industry Practice	means, in relation to any undertakings and any circumstances, the exercise of such skill, diligence, prudence, foresight and judgment which would be expected from a reasonably skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances.	Praktik Industri yang Baik	berarti, dalam kaitannya dengan usaha apa pun dan keadaan apa pun, pelaksanaan keterampilan, ketekunan, kehati-hatian, pandangan jauh ke depan, dan pertimbangan yang diharapkan dari orang yang cukup terampil dan berpengalaman yang terlibat dalam jenis usaha yang sama dalam keadaan yang sama atau serupa.

Hardware	has the meaning given to such term in Article 2.2 (a).	Perangkat Keras	memiliki arti yang diberikan untuk istilah tersebut dalam Pasal 2.2 (a).

IDR or Rupiah	means Indonesian Rupiah, the official and lawful currency of the Republic of Indonesia.	IDR atau Rupiah	berarti Rupiah Indonesia, mata uang resmi dan sah Republik Indonesia.

IPR	has the meaning given to such term in Article 4.1.	HKI	memiliki arti yang diberikan untuk istilah tersebut dalam Pasal 4.1.

IRS Wallet	a close loop virtual balance used by Aggregators to transact from one to another through the IRS Platform on the IRS Market.	Dompet IRS	saldo virtual close loop yang digunakan oleh Agregator untuk bertransaksi satu sama lain melalui Platform IRS di Pasar IRS.

IRS Market	A marketplace for Aggregators to buy and sell Digital Products using its own IRS Platform. The payment is settled through IRS Wallet	Pasar IRS	Pasar bagi Agregator untuk membeli dan menjual Produk Digital menggunakan Platform IRS miliknya sendiri. Pembayaran diselesaikan melalui Dompet IRS

Language Law	has the meaning given to such term in Article 14.1.	Undang-Undang Bahasa	memiliki arti yang diberikan untuk istilah tersebut dalam Pasal 14.1.

Source Code	has the meaning given to such term in Article 4.2.	Kode Sumber	memiliki arti yang diberikan untuk istilah tersebut dalam Pasal 4.2.

Technical Support	has the meaning given to such term in Article 2.2 (b).	Dukungan Teknis	memiliki arti yang diberikan untuk istilah tersebut dalam Pasal 2.2 (b).

Term	has the meaning given to such term in Article 5.	Jangka Waktu	memiliki arti yang diberikan untuk istilah tersebut dalam Pasal 5.

Transaction Services	has the meaning given to such term in Article 2.1 (b)	Layanan Transaksi	memiliki arti yang diberikan untuk istilah tersebut dalam Pasal 2.1 (b)

VAT	means Value Added Tax or Pajak Pertambahan Nilai.	PPN	berarti Pajak Pertambahan Nila

1.2	In this Agreement, unless the context requires otherwise:	1.2	Dalam Perjanjian ini, kecuali konteksnya menentukan lain:

(a)	any part of speech or grammatical form or equivalent cognate expression of a word or phrase defined in this Agreement has a corresponding meaning;	(a)	setiap bagian dari ucapan atau bentuk tata bahasa atau ekspresi serumpun yang setara dari kata atau frasa yang didefinisikan dalam Perjanjian ini memiliki arti yang sesuai;

(b)	the Recitals to this Agreement form an integral part of this Agreement and shall be taken, read and construed as an integral part of this Agreement;	(b)	Bagian pendahuluan dalam Perjanjian ini merupakan bagian yang tidak terpisahkan dari Perjanjian ini dan harus diambil, dibaca dan ditafsirkan sebagai bagian yang tidak terpisahkan dari Perjanjian ini;

(c)	reference to any agreement or document (including but not limited to this Agreement) includes a reference to such agreement or document as from time to time modified or varied in any manner or respect whatsoever and any other instruments or documents from time to time issued or executed supplemental thereto, in addition thereto or in substitution thereof whether before or after the date of this Agreement;	(c)	referensi ke perjanjian atau dokumen apa pun (termasuk tetapi tidak terbatas pada Perjanjian ini) termasuk referensi ke perjanjian atau dokumen tersebut yang dari waktu ke waktu diubah atau diubah dengan cara apa pun atau sehubungan dengan apa pun dan instrumen atau dokumen lain apa pun dari waktu ke waktu yang dikeluarkan atau ditandatangani pelengkapnya, sebagai tambahan atau sebagai penggantinya baik sebelum atau sesudah tanggal Perjanjian ini;

(d)	a reference to a Party to a document includes that Party's successors, nominees, Personal representatives and permitted assigns;	(d)	referensi ke suatu Pihak ke suatu dokumen termasuk penerus, calon, perwakilan Pribadi dan penerima pengalihan yang diizinkan dari Pihak tersebut;

(e)	reference to a time and date concerning the performance of any obligation by a party is a reference to the time and date in Jakarta, Indonesia, unless otherwise stated;	(e)	penunjukan waktu dan tanggal mengenai pelaksanaan suatu kewajiban oleh suatu pihak adalah penunjukan waktu dan tanggal di Jakarta, Indonesia, kecuali dinyatakan lain;

(f)	a day, month or year means a day, month or year, as the case may be, reckoned according to the Gregorian calendar;	(f)	satu hari, satu bulan atau satu tahun berarti satu hari, satu bulan atau satu tahun, sebagaimana mungkin, dihitung menurut kalender Gregorian;

(g)	where the day on or by which anything is to be performed falls on a day that is not a Business Day, that thing must be done on the next Business Day;	(g)	di mana hari pada atau dimana sesuatu harus dilakukan jatuh pada hari yang bukan Hari Kerja, hal itu harus dilakukan pada Hari Kerja berikutnya;

(h)	any agreement, notice, consent, approval, disclosure or communication under or pursuant to this Agreement must be in writing; and	(h)	setiap perjanjian, pemberitahuan, persetujuan, persetujuan, pengungkapan atau komunikasi di bawah atau sesuai dengan Perjanjian ini harus dibuat secara tertulis; Dan

(i)	the words "include", "includes" and "including" are not limiting and shall be deemed to be followed by the words "without limitation", whether or not so followed.	(i)	kata-kata "meliputi", "mencakup" dan "termasuk" tidak membatasi dan dianggap diikuti oleh kata-kata "tanpa batasan", baik diikuti maupun tidak.

2.	Scope of Cooperation	2.	Lingkup Kerjasama

2.1	IRS has agreed to cooperate with DAB to enhance the IRS Platform by supplying and providing the technology and robust application programming interface to allow Aggregators, as the user, to carry out the aggregator businesses and activities in faster, more robust, efficient, and secure including the ability to render payment transactions and settlements using the IRS Wallet.	2.1	IRS telah setuju untuk bekerja sama dengan DAB untuk meningkatkan Platform IRS dengan menyediakan dan menyediakan teknologi dan antarmuka pemrograman aplikasi yang kuat untuk memungkinkan Agregator, sebagai pengguna, untuk menjalankan bisnis dan aktivitas agregator dengan lebih cepat, lebih kuat, efisien, dan aman termasuk kemampuan untuk melakukan transaksi pembayaran dan penyelesaian menggunakan Dompet IRS .

2.2	Solution, comprises of modern application programming interface, as follows:	2.2	Solusi, terdiri dari antarmuka pemrograman aplikasi modern, sebagai berikut:

(a)	Technology and API, comprises of a combination of technology, software, & applications in relation to digital product module systems, operating in conjunction with hardware and equipment procured by IRS in accordance with certain specifications set out upfront notified to IRS (“Hardware”) to operate the Aggregator business in transacting digital products from IRS Platform with the details as stipulated under Annex 1 of this Agreement (“Enhanced IRS Platform”).	(a)	Teknologi dan API, terdiri dari kombinasi teknologi, perangkat lunak, & aplikasi terkait dengan sistem modul produk digital, yang beroperasi bersama dengan perangkat keras dan perlengkapan yang dibeli oleh IRS sesuai dengan spesifikasi tertentu yang ditetapkan di muka yang diberitahukan kepada IRS (“Perangkat Keras”) kepada mengoperasikan bisnis Agregator dalam bertransaksi produk digital dari Platform IRS dengan perincian sebagaimana diatur dalam Lampiran 1 Perjanjian ini (“ Platform IRS yang Disempurnakan ”).

(b)	Technical Support comprises the following:	(b)	Dukungan Teknis terdiri dari:

(i)	commissioning, installation, maintenance, upkeep, troubleshooting, reparation, and management of the Enhanced IRS Platform;	(i)	komisioning, pemasangan, pemeliharaan, pemeliharaan, pemecahan masalah, perbaikan, dan pengelolaan Platform IRS yang Disempurnakan;

(ii)	provision of operational support of the Enhanced IRS Platform performed by IRS through the Enhanced IRS Platform;	(ii)	penyediaan dukungan operasional Platform IRS yang Ditingkatkan yang dilakukan oleh IRS melalui Platform IRS yang Ditingkatkan;

(iii)	provision of regular staff training for IRS’s employees to enable the operation of the Enhanced IRS Platform and in the manner contemplated by IRS;	(iii)	penyediaan pelatihan staf reguler bagi karyawan IRS untuk mengaktifkan pengoperasian Platform IRS yang Disempurnakan dan dengan cara yang dimaksudkan oleh IRS;

(iv)	provision of changes, updates, new versions or releases, upgrades, enhancements, patches, and items as necessary to enable the operation of Enhanced IRS Platform; and	(iv)	penyediaan perubahan, pembaruan, versi atau rilis baru, pemutakhiran, peningkatan, tambalan, dan item sebagaimana diperlukan untuk mengaktifkan pengoperasian Platform IRS yang Disempurnakan; dan

2.3	any other technical supports necessary to perform Enhanced IRS Platform that has not been specified in points (i) – (iv) above as agreed by the Parties.	2.3	dukungan teknis lainnya yang diperlukan untuk melakukan Platform IRS yang Disempurnakan yang belum ditentukan dalam poin (i) – (iv) di atas sebagaimana disetujui oleh Para Pihak.

3.	Obligations of the Parties	3.	Kewajiban Para Pihak

3.1	The obligations of IRS are as follows:	3.1	Kewajiban IRS adalah sebagai berikut:

(a)	to procure all necessary third-party Hardware and software required for the provision and integration of the Solution;	(a)	untuk mendapatkan semua Perangkat Keras dan perangkat lunak pihak ketiga yang diperlukan untuk penyediaan dan integrasi Solusi;

(b)	to carry out clearing and settlement of processing transactions in accordance with the Good Industry Practice and the Applicable Laws; and	(b)	melaksanakan kliring dan penyelesaian pemrosesan transaksi sesuai dengan Praktik Industri yang Baik dan Hukum Yang Berlaku; Dan

(c)	to distribute the fees from the Aggregators for the API fees in relation to the Solution to DAB in accordance with Article 9.1.	(c)	untuk mendistribusikan biaya dari Agregator untuk biaya API sehubungan dengan Solusi kepada DAB sesuai dengan Pasal 9.1.

3.2	The obligations of DAB are as follows:	3.2	Kewajiban DAB adalah sebagai berikut:

(a)	to deliver the Solution comprising of technology, API, technical support and provide quality assurance;	(a)	untuk memberikan Solusi yang terdiri dari teknologi, API, dukungan teknis dan memberikan jaminan kualitas;

(b)	to deploy a reporting solution to capture the metrics (for API hit count, outlet registration and active outlets) and share it on daily basis as online report	(b)	untuk menyebarkan solusi pelaporan untuk menangkap metrik (untuk jumlah klik API, pendaftaran outlet, dan outlet aktif) dan membagikannya setiap hari sebagai laporan online

(c)	To restrain from asking or pulling of any transaction data that belongs to IRS. DAB shall undertake at no point should DAB try to obtain details of the agents that operate with IRS.	(c)	untuk menahan diri dari meminta atau menarik dari setiap data transaksi milik IRS. DAB menyatakan bahwa ia tidak akan mencoba mendapatkan perincian agen yang beroperasi dengan IRS.

(d)	to provide training program to IRS for the know-how and usage of the Solution;	(d)	untuk memberikan program pelatihan kepada IRS untuk pengetahuan dan penggunaan Solusi;

(e)	provide a customer support team to answer any questions in relation to the Solution;	(e)	menyediakan tim dukungan pelanggan untuk menjawab pertanyaan apa pun sehubungan dengan Solusi;

(f)	ensure effective operations of the Solution by at all times keeping IRS informed of any change or interruption with the Solution; and	(f)	memastikan pengoperasian Solusi yang efektif dengan selalu memberi tahu IRS tentang setiap perubahan atau gangguan pada Solusi; Dan

(g)	provide support in the operation and maintenance of the Solution;	(g)	memberikan dukungan dalam pengoperasian dan pemeliharaan Solusi;

4.	IPR, Data Ownership and Escrow of Source Code	4.	HKI, Kepemilikan Data, dan Penampungan Kode Sumber

4.1	The Parties agree and acknowledge that any and all intellectual property rights developed and created by DAB in relation to the Enhanced IRS Platform (“IPR”) shall remain the property of DAB.	4.1	Para Pihak setuju dan mengakui bahwa setiap dan semua hak kekayaan intelektual yang dikembangkan dan dibuat oleh DAB sehubungan dengan Platform IRS yang Disempurnakan (“HKI”) akan tetap menjadi milik DAB.

4.2	The Parties agree that the source codes related to the Solution (“Source Code”) shall be owned by DAB as the technology provider, and the source code shall be put in an escrow account by DAB.	4.2	Para Pihak setuju bahwa kode sumber yang terkait dengan Solusi (“Kode Sumber”) akan dimiliki oleh DAB sebagai penyedia teknologi, dan kode sumber tersebut akan dimasukkan ke dalam rekening escrow oleh DAB.

4.3	The provision of the technology is one-time in nature for the Enhanced IRS Platform and in the event of any development and/or upgrade to the Enhanced IRS Platform, the Parties shall discuss in good faith for the commercial understanding.	4.3	Penyediaan teknologi bersifat jual putus untuk Platform IRS yang Disempurnakan dan dalam hal pengembangan dan/atau peningkatan ke Platform IRS yang Disempurnakan, Para Pihak harus berdiskusi dengan itikad baik untuk pemahaman komersial.

4.4	IRS has the full rights to use the Enhanced IRS Platform, and DAB shall grant to IRS the non-exclusive, sub-licensable royalty free of the Enhanced IRS Platform to be used or resold to the Aggregators.	4.4	IRS memiliki hak penuh untuk menggunakan Platform IRS yang Disempurnakan, dan DAB akan memberikan kepada IRS bebas royalti, non-eksklusif dan dapat disublisensikan dari Platform IRS yang Disempurnakan untuk digunakan atau dijual kembali kepada Agregator.

4.5	IRS solely and exclusively owns and retains all right, title and interest, whether express or implied, in and to any and all data shared to DAB for the purpose of this Agreement. DAB has no and acquires no right, title or interest, whether express or implied, in and to IRS data. IRS shall not share any transaction data to DAB, and DAB will only use IRS data for the purposes set forth in this Agreement. DAB will only access approved IRS data as necessary for performance of this Agreement.	4.5	IRS semata-mata dan secara eksklusif memiliki dan mempertahankan semua hak, kepemilikan, dan kepentingan, baik tersurat maupun tersirat, dalam dan untuk setiap dan semua data yang dibagikan kepada DAB untuk tujuan Perjanjian ini. DAB tidak memiliki dan tidak memperoleh hak, kepemilikan atau kepentingan, baik tersurat maupun tersirat, dalam dan terhadap data IRS. IRS tidak akan membagikan data transaksi apa pun kepada DAB, dan DAB hanya akan menggunakan data IRS untuk tujuan yang ditetapkan dalam Perjanjian ini. DAB hanya akan mengakses data IRS yang disetujui sebagaimana diperlukan untuk pelaksanaan Perjanjian ini.

5	Term	5	Jangka Waktu

	This Agreement shall be valid as of the Effective Date until the date falling on the 10th year of this Agreement (“Term”).		Perjanjian ini berlaku sejak Tanggal Efektif sampai dengan tanggal yang jatuh pada tahun ke 10 Perjanjian ini (“Jangka Waktu”).

6.	Representation and Warranties	6.	Pernyataan dan Jaminan

6.1	As of the Effective Date, each Party represents and warrants to the other Party during the Term that:	6.1	Sejak Tanggal Efektif, masing-masing Pihak menyatakan dan menjamin kepada Pihak lainnya selama Jangka Waktu bahwa:

(a)	It is a limited liability company duly incorporated and validly existing under the laws of the Republic of Indonesia, has carried out its business in accordance with the Applicable Law, and has full corporate power and authority to execute, deliver and perform this Agreement.	(a)	Ia adalah suatu perseroan terbatas yang didirikan secara sah dan berdiri secara sah berdasarkan hukum Negara Republik Indonesia, telah menjalankan bisnisnya sesuai dengan Hukum Yang Berlaku, dan memiliki kuasa dan wewenang perusahaan penuh untuk menandatangani, menyerahkan dan melaksanakan Perjanjian ini.

(b)	It has obtained material licenses, clearances, permissions, approvals or consents from any third party or any regulatory or government body which are required by Applicable Law to perform the obligations under this Agreement.	(b)	Ia telah memperoleh lisensi material, izin, atau persetujuan dari pihak ketiga mana pun atau badan atau pemerintah mana pun yang diwajibkan oleh Hukum yang Berlaku untuk melaksanakan kewajiban berdasarkan Perjanjian ini.

(c)	The execution of this Agreement and the performance of its obligations under this Agreement and the implementations of the terms and conditions contemplated hereby do not constitute a breach of any contract, agreement, arrangement or understanding entered into by it with any third party, or any intellectual property rights of any third party.	(c)	Pelaksanaan Perjanjian ini dan pelaksanaan kewajibannya berdasarkan Perjanjian ini dan penerapan syarat dan ketentuan yang dimaksudkan dengan ini bukan merupakan pelanggaran terhadap kontrak, perjanjian, pengaturan, atau kesepahaman apa pun yang dibuat olehnya dengan pihak ketiga mana pun, atau intelektual mana pun.

(d)	The execution of this Agreement and the performance of its obligations under this Agreement and the implementation of the terms and conditions contemplated hereby does not violate any statute, regulation, rule, order, decree, injunction or other restriction of any governmental agency or court or any regulatory authority to which it is subject or any of the provisions of its constitutional documents.	(d)	Penandatanganan Perjanjian ini dan pelaksanaan kewajibannya berdasarkan Perjanjian ini dan pelaksanaan syarat dan ketentuan yang dimaksudkan dengan ini tidak melanggar undang-undang, peraturan, aturan, perintah, ketetapan, perintah atau pembatasan lain dari badan pemerintah atau pengadilan mana pun atau otoritas pengatur yang tunduk atau salah satu ketentuan dokumen konstitusionalnya.

6.2	As of the Effective Date, DAB represents and warrants to the IRS that:	6.2	Sejak Tanggal Efektif, DAB menyatakan dan menjamin kepada IRS bahwa:

(a)	The Enhanced IRS Platform operated on the IRS’s Hardware will be free from all computer viruses, spyware, worms, time-outs, time bombs, back doors, easter eggs, and any harmful or malicious code intended to or which may damage, disrupt, inconvenience or permit unauthorized access to any software, hardware, networks, data or information and other contaminants including but not limited to any codes, agent, instructions or any other programs that may or will be used to access, modify, delete or damage any data files or other computer programs used by the IRS (“Malicious Threat”) to the extent that it can be proven that the occurrence of such Malicious Threat is due to the gross negligence of DAB and that for this purpose DAB warrants that it shall use the most comprehensive and up to date virus checker available.	(a)	Platform IRS yang Disempurnakan yang dioperasikan pada Perangkat Keras IRS akan bebas dari semua virus komputer, spyware, worm, time-out, bom waktu, pintu belakang, telur paskah, dan kode berbahaya atau berbahaya yang dimaksudkan untuk atau yang dapat merusak, mengganggu, membuat tidak nyaman atau mengizinkan akses tidak sah ke perangkat lunak, perangkat keras, jaringan, data atau informasi apa pun dan kontaminan lainnya termasuk tetapi tidak terbatas pada kode, agen, instruksi, atau program lain apa pun yang mungkin atau akan digunakan untuk mengakses, memodifikasi, menghapus, atau merusak file data apa pun atau program komputer lain yang digunakan oleh IRS (“Ancaman Berbahaya”) sejauh dapat dibuktikan bahwa terjadinya Ancaman Berbahaya tersebut disebabkan oleh kelalaian DAB dan bahwa untuk tujuan ini DAB menjamin bahwa DAB akan menggunakan yang terbaik tersedia pemeriksa virus yang lengkap dan terkini.

(b)	DAB shall use the most comprehensive up-to-date virus checker available, which has been acknowledged as the up-to-date virus checker by IRS.	(b)	DAB akan menggunakan pemeriksa virus terkini terlengkap yang tersedia, yang telah diakui sebagai pemeriksa virus terkini oleh IRS.

(c)	Any information or data, including all goods and materials employed in the Solution, shall: (i) be correct and sufficient to enable the use of the Solution by the IRS in a manner known to DAB and/or reasonably contemplated by IRS; (ii) be a complete and accurate description of the operation, features, functionality, and performance of the Solution; and (iii) comply with Good Industry Practice.	(c)	Setiap informasi atau data, termasuk semua barang dan bahan yang digunakan dalam Solusi, harus: (i) benar dan memadai untuk memungkinkan penggunaan Solusi oleh IRS dengan cara yang diketahui oleh DAB dan/atau dipertimbangkan secara wajar oleh IRS; (ii) menjadi deskripsi yang lengkap dan akurat tentang pengoperasian, fitur, fungsionalitas, dan kinerja Solusi; dan (iii) mematuhi Praktik Industri yang Baik.

(d)	The Enhanced IRS Platform shall not infringe on any third party’s IPR.	(d)	Platform IRS yang Disempurnakan tidak akan melanggar HAKI pihak ketiga mana pun.

(e)	The Solution shall be performed in compliance with the Applicable Law from time to time	(e)	Solusi harus dilakukan sesuai dengan Hukum Yang Berlaku dari waktu ke waktu

6.3	As of the Effective Date, IRS represents and warrants to DAB that:	6.3	Sejak Tanggal Efektif, IRS menyatakan dan menjamin kepada DAB bahwa:

(a)	the provision of access to DAB shall be free from any claim, disruption, hindrance, and anything else that may intrude on the process of digital products transaction under this Agreement.	(a)	penyediaan akses ke DAB harus bebas dari klaim, gangguan, halangan, dan hal lain apa pun yang dapat mengganggu proses transaksi produk digital berdasarkan Perjanjian ini.

(b)	any information or data, including all goods and materials related to the carrying out of the clearing and settlement of digital product transaction processing, shall: (i) be correct, true, and accurate and (ii) comply with Good Industry Practice and Applicable Law.	(b)	dengan pelaksanaan kliring dan penyelesaian pemrosesan transaksi produk digital, harus: (i) tepat, benar, dan akurat dan (ii) mematuhi Praktik Industri yang Baik dan Hukum yang Berlaku.

(c)	the clearing and settlement of digital product transaction processing and/or any other performance of IRS under this Agreement shall not arise any complaints, damages, liabilities or claims of other parties, especially Aggregators, to DAB.	(c)	kliring dan penyelesaian pemrosesan transaksi produk digital dan/atau kinerja IRS lainnya berdasarkan Perjanjian ini tidak akan menimbulkan keluhan, kerugian, kewajiban atau klaim dari pihak lain, khususnya Agregator, kepada DAB.

7.	Indemnification	7.	Ganti Rugi

7.1	Either Party shall defend, indemnify and hold harmless to the other Party from and against any and all third parties claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses, arising out of or relating to the Solution.	7.1	Salah satu Pihak akan membela, mengganti rugi, dan membebaskan Pihak lainnya dari dan terhadap setiap dan semua klaim, kerugian, tanggung jawab, biaya dan pengeluaran pihak ketiga, termasuk biaya dan pengeluaran hukum yang wajar, yang timbul dari atau terkait dengan Solusi.

7.2	The indemnity obligations set out in this Article 7 shall survive the termination of this Agreement.	7.2	Kewajiban ganti rugi yang diatur dalam Pasal 7 ini akan tetap berlaku setelah pengakhiran Perjanjian ini.

8.	Confidentiality	8.	Kerahasiaan

8.1	Each Party shall:	8.1	Setiap Pihak wajib:

(a)	treat as confidential all Confidential Information of the other Party and not disclose such Confidential Information to any third party without the written consent of the other Party;	(a)	memperlakukan sebagai rahasia semua Informasi Rahasia Pihak lainnya dan tidak mengungkapkan Informasi Rahasia tersebut kepada pihak ketiga mana pun tanpa persetujuan tertulis dari Pihak lainnya;

(b)	use Confidential Information of the other Party only as expressly set forth herein or otherwise authorized in writing.	(b)	menggunakan Informasi Rahasia Pihak lain hanya sebagaimana dinyatakan secara tegas di sini atau diizinkan secara tertulis.

8.2	Confidential Information shall not include information that:	8.2	Informasi Rahasia tidak termasuk informasi yang:

(a)	is generally available to the public through no improper action or inaction;	(a)	umumnya tersedia untuk umum tanpa tindakan atau kelambanan yang tidak pantas;

(b)	was known by or in possession prior to the signing of this Agreement;	(b)	diketahui oleh atau dimiliki sebelum penandatanganan Perjanjian ini;

(c)	is disclosed with the prior written approval of the disclosing Party; and	(c)	diungkapkan dengan persetujuan tertulis sebelumnya dari Pihak pengungkap; Dan

(d)	becomes known to a Party from another authorized source.	(d)	diketahui oleh suatu Pihak dari sumber resmi lainnya.

8.3	The obligations set forth in this Article 8 shall not apply to the extent that disclosure of Confidential Information if (i) required by law, regulation, ordinance or judicial process and (ii) has become public property without any breach of this Agreement or confidentiality obligations.	8.3	Kewajiban yang ditetapkan dalam Pasal 8 ini tidak akan berlaku sejauh pengungkapan Informasi Rahasia jika (i) diwajibkan oleh hukum, peraturan, peraturan atau proses peradilan dan (ii) telah menjadi milik umum tanpa pelanggaran terhadap Perjanjian ini atau kewajiban kerahasiaan .

9.	Fees, Tax, Late Payments, & Settlements	9.	Biaya, Pajak, Keterlambatan Pembayaran, & Pelunasan

9.1	API Fee. IRS will distribute the fees from the Aggregators to DAB with operation fees equivalent to [***] per API call from the utilization of the Enhanced IRS Platform by Aggregators. The elucidation of the fees shall be as stipulated under Annex 2 of this Agreement. For the avoidance of doubt, the aforesaid operation fees shall be paid by the Aggregators and IRS shall only be acting as a party to distribute the fees on behalf of the Aggregators. No terms under this Agreement shall construe payment obligations by IRS to DAB.	9.1	Biaya API. IRS akan mendistribusikan biaya dari Agregator kepada DAB dengan biaya operasi setara dengan [***] per panggilan API dari penggunaan Platform IRS yang Disempurnakan oleh Agregator. Penjelasan mengenai biaya sebagaimana diatur dalam Lampiran 2 Perjanjian ini. Untuk menghindari keraguan, biaya operasi tersebut di atas harus dibayar oleh Agregator dan IRS hanya akan bertindak sebagai pihak untuk mendistribusikan biaya atas nama Agregator. Tidak ada ketentuan dalam Perjanjian ini yang akan menafsirkan kewajiban pembayaran oleh IRS kepada DAB.

9.2	Any and all taxes incurred under this Agreement shall be borne by each Party, including but not limited to (i) income tax and (ii) VAT (if any).	9.2	Setiap dan semua pajak yang timbul berdasarkan Perjanjian ini akan ditanggung oleh masing-masing Pihak, termasuk namun tidak terbatas pada ( i ) pajak penghasilan dan (ii) PPN (jika ada).

9.3	If IRS fails to distribute the API Fee from the Aggregators within 3 (three) Business Days as of the due date for any reason and/or violates any of its obligations under this Agreement, which obligation under DAB consideration has not been fulfilled or completed by IRS within 3 (three) Business Days of the notice given by DAB; therefore DAB shall have the right to impose a suspension of the Solution.	9.3	Jika IRS gagal mendistribusikan Biaya API dari Agregator dalam waktu 3 (tiga) Hari Kerja sejak tanggal jatuh tempo karena alasan apa pun dan/atau melanggar salah satu kewajibannya berdasarkan Perjanjian ini, yang kewajibannya berdasarkan pertimbangan DAB belum dipenuhi atau diselesaikan oleh IRS dalam waktu 3 (tiga) Hari Kerja sejak pemberitahuan yang diberikan oleh DAB; oleh karena itu DAB berhak untuk memberlakukan penangguhan Solusi.

9.4	If IRS has fulfilled the distribution obligations as mentioned in paragraph above, DAB shall release the suspension at the latest within 3 (three) Business Days.	9.4	Apabila IRS telah memenuhi kewajiban pendistribusian sebagaimana dimaksud pada ayat di atas, DAB akan melepaskan penangguhan tersebut selambat-lambatnya dalam waktu 3 (tiga) Hari Kerja.

9.5	If within 5 (five) Business Days from the suspension, IRS has not fulfilled the distribution of the API Fee from the Aggregators obligations as mentioned in paragraph (1) above, DAB shall carry out termination of the Solution without any requirement to inform IRS.	9.5	Jika dalam waktu 5 (lima) Hari Kerja sejak penangguhan, IRS belum memenuhi pendistribusian Biaya API dari kewajiban Agregator sebagaimana disebutkan pada ayat (1) di atas, DAB akan melakukan pengakhiran Solusi tanpa ada kewajiban untuk menginformasikan kepada IRS .

9.6	If IRS fails to fulfill the obligations after the Solution termination, DAB shall reserve the right to claim for the fulfillment of IRS’s obligations which have not been fulfilled, pursuant to a formal legal proceeding. All costs incurred from such proceeding shall be borne by IRS.	9.6	Jika IRS gagal memenuhi kewajiban setelah pengakhiran Solusi, DAB berhak mengklaim pemenuhan kewajiban IRS yang belum dipenuhi, sesuai dengan proses hukum formal. Semua biaya yang dikeluarkan dari proses tersebut akan ditanggung oleh IRS.

9.7	Any use of the Solution in breach of this Agreement may result in DAB immediately shall be the foundation of termination or suspending of the Solution. If DAB suspends the Solution, and IRS shall be immediately notified and given an opportunity to remedy such violation. DAB shall have the right to conduct Solution termination if the breach has not been remedied within 10 (ten) Business Days from the delivery of the notice.	9.7	Setiap penggunaan Solusi yang melanggar Perjanjian ini dapat mengakibatkan DAB segera akan menjadi dasar penghentian atau penangguhan Solusi. Jika DAB menangguhkan Solusi, dan IRS akan segera diberi tahu dan diberi kesempatan untuk memperbaiki pelanggaran tersebut. DAB berhak melakukan penghentian Solusi jika pelanggaran tersebut belum diperbaiki dalam waktu 10 (sepuluh) Hari Kerja sejak pengiriman pemberitahuan.

9.8	To complete settlement DAB to start the process by providing the total API calls in every working day through the dashboard that is published by DAB.	9.8	Untuk menyelesaikan settlement DAB memulai proses dengan memberikan total API call setiap hari kerja melalui dashboard yang dipublikasikan oleh DAB.

	IRS is to complete the payment, post verifying every API Calls to each aggregator, in the following schedule:		IRS akan menyelesaikan pembayaran, pasca verifikasi setiap Panggilan API ke setiap agregator, dalam jadwal berikut:

a.	Max D+2 transactions made in working days with the cutoff time on or before 21:00 / 09:00 pm;	a.	Maks transaksi D+2 dilakukan pada hari kerja dengan batas waktu pada atau sebelum pukul 21:00 / 09:00 WIB;

b.	Max D+3 for transactions made in working days after the cut-off time after 21:00 / 09:00 pm; and	b.	Maks D+3 untuk transaksi yang dilakukan pada hari kerja setelah cut off time setelah pukul 21.00 / 21.00; dan

c.	Max D+3 during weekends.	c.	Maks D+3 selama akhir pekan.

The settlement amount is paid to the following DAB bank account:		Jumlah penyelesaian dibayarkan ke rekening bank DAB berikut:

[Redacted]		[Redacted]

10.	Termination	10.	Pengakhiran

10.1	This Agreement may be terminated upon the following conditions:	10.1	Perjanjian ini dapat diakhiri dengan ketentuan sebagai berikut:

(a)	by mutual agreement; and	(a)	dengan kesepakatan bersama; Dan

(b)	IRS is bankrupt, insolvency, in liquidation or goes into liquidation.	(b)	IRS bangkrut, bangkrut, dalam likuidasi atau akan likuidasi.

10.2	Consequences of termination: Notwithstanding any other rights and remedies provided elsewhere in the Agreement, on termination of this Agreement:	10.2	Konsekuensi pengakhiran: Terlepas dari hak dan pemulihan lain yang diberikan di bagian lain dalam Perjanjian , pada pengakhiran Perjanjian ini:

a.	Neither Party shall represent the other Party in any of its dealings.	a.	Tidak ada Pihak yang akan mewakili Pihak lainnya dalam setiap urusannya.

b.	Neither Party shall intentionally or otherwise commit any act(s) as would keep a third party to believe that the other Party is still associated with the former Party in terms of this Agreement.	b.	Tidak ada Pihak yang dengan sengaja atau sebaliknya melakukan tindakan(-tindakan) apa pun yang akan membuat pihak ketiga percaya bahwa Pihak lainnya masih terkait dengan Pihak sebelumnya dalam ketentuan Perjanjian ini.

c.	Other than the Solution, each Party shall immediately stop using the other Party’s name, trademark, intellectual property, content etc., and return/destroy all intellectual property/information, content in relation to such intellectual property of the other Party in its possession (if any) as directed by the other Party.	c.	Selain Solusi, masing-masing Pihak harus segera berhenti menggunakan nama, merek dagang, kekayaan intelektual, konten, dll. Pihak lainnya, dan mengembalikan/menghancurkan semua kekayaan intelektual/informasi, konten sehubungan dengan kekayaan intelektual Pihak lain yang dimilikinya ( jika ada) sebagaimana diarahkan oleh Pihak lainnya.

d.	Neither Party shall be entitled to claim any amount of loss or compensation for a valid termination of this Agreement.	d.	Tidak ada Pihak yang berhak mengklaim jumlah kerugian atau kompensasi apa pun untuk penghentian yang sah dari Perjanjian ini.

e.	Each Party must, at the requisition of the other Party, either: (i) return to the other Party the other Party's Confidential Information, or (ii) at the option of the other Party, destroy or delete the other Party's Confidential Information and certify to the other Party in writing that it has done so.	e.	Masing-masing Pihak harus, atas permintaan Pihak lainnya, baik: (i) mengembalikan Informasi Rahasia Pihak lain kepada Pihak lainnya, atau (ii) atas pilihan Pihak lainnya, memusnahkan atau menghapus Informasi Rahasia Pihak lainnya dan mengesahkan kepada Pihak lain secara tertulis bahwa ia telah melakukannya.

f.	The termination of this Agreement for any reason shall not affect any rights and/or obligations, which;	f.	Pengakhiran Perjanjian ini dengan alasan apapun tidak akan mempengaruhi hak dan/atau kewajiban apapun, yang;

(i)	accrued before the date of such termination; or	(i)	masih harus dibayar sebelum tanggal penghentian tersebut; atau

(ii)	expressed or intended to continue in force after and despite termination.	(ii)	dinyatakan atau dimaksudkan untuk terus berlaku setelah dan meskipun diakhiri.

10.3	The termination of this Agreement shall only be in full force and effective if no further transaction, including IRS and its Aggregators, is conducted from our Solution. In the event of any use of the Solution by any party whatsoever, the termination of this Agreement shall not be effective, and this Agreement shall remain in full force and effect.	10.3	Pengakhiran Perjanjian ini hanya akan berlaku penuh dan efektif jika tidak ada transaksi lebih lanjut, termasuk IRS dan Agregatornya, yang dilakukan dari Solusi kami. Dalam hal terjadi penggunaan Solusi oleh pihak mana pun, pengakhiran Perjanjian ini tidak akan efektif, dan Perjanjian ini akan tetap berlaku sepenuhnya.

10.4	In the event of termination, this Agreement will cease to be of any effect except Articles 1, 7, 8. 11, 12, 13 and 14, which shall remain in force in respect of claims arising out of any antecedent breach of this Agreement.	10.4	Dalam hal pengakhiran, Perjanjian ini akan berhenti berlaku kecuali Pasal 1, 7, 8. 11, 12, 13 dan 14, yang akan tetap berlaku sehubungan dengan klaim yang timbul dari pelanggaran sebelumnya dari Perjanjian ini.

10.5	The Parties hereby waive the applicability and the benefits of Article 1266 of the Indonesian Civil Code, which requires a judicial decision for the termination of an agreement.	10.5	Para Pihak dengan ini mengesampingkan keberlakuan dan manfaat Pasal 1266 Kitab Undang-Undang Hukum Perdata Indonesia, yang mensyaratkan adanya keputusan pengadilan untuk mengakhiri suatu perjanjian.

11.	Governing Law and Dispute Resolution	11.	Hukum yang Mengatur dan Penyelesaian Sengketa

11.1.	This Agreement and the relationship between the Parties shall be governed in all respects by, and construed in accordance with the laws of the Republic of Indonesia.	11.1.	Perjanjian ini dan hubungan antara Para Pihak akan diatur dalam segala hal oleh, dan ditafsirkan sesuai dengan hukum Negara Republik Indonesia.

11.2.	Parties herein agree that any claim, controversy, dispute or difference of any kind whatsoever arising out of or in connection with this Agreement, including but not limited to any contractual, pre-contractual or non-contractual rights, obligations or liabilities, and any issue as to the existence, validity or termination of this Agreement, may be brought before the District Court of South Jakarta and it irrevocably submits to the non-exclusive jurisdiction of such court and selects the registrar's office of such court as its general and permanent domicile for the purposes of this Agreement only.	11.2.	Pihak-pihak di sini setuju bahwa setiap klaim, kontroversi, perselisihan, atau perbedaan dalam bentuk apa pun yang timbul dari atau sehubungan dengan Perjanjian ini, termasuk namun tidak terbatas pada, hak, kewajiban, atau kewajiban kontraktual, pra-kontraktual, atau non-kontraktual apa pun, dan masalah apa pun mengenai keberadaan, keabsahan atau pengakhiran Perjanjian ini, dapat diajukan ke Pengadilan Negeri Jakarta Selatan dan tunduk pada yurisdiksi non-eksklusif pengadilan tersebut dan memilih kantor panitera pengadilan tersebut sebagai tempat kedudukan umum dan tetapnya untuk tujuan Perjanjian ini saja.

11.3	The submission by the plaintiff to such jurisdiction shall not (and shall not be construed so as to) limit the right of the defendant to commence any action or proceeding arising out of or in connection with this Agreement in any jurisdiction whatsoever it may deem fit nor shall the commencement of any such legal action or proceeding in one jurisdiction preclude the defendant from commencing any further or other legal action or proceeding in the same or any other jurisdiction.	11.3	Pengajuan oleh penggugat ke yurisdiksi tersebut tidak akan (dan tidak akan ditafsirkan sedemikian rupa sehingga) membatasi hak tergugat untuk memulai setiap tindakan atau proses yang timbul dari atau sehubungan dengan Perjanjian ini di yurisdiksi mana pun yang dianggap sesuai juga tidak akan dimulainya suatu tindakan hukum atau proses dalam satu yurisdiksi yang menghalangi terdakwa untuk memulai tindakan atau proses hukum lebih lanjut atau lainnya di yurisdiksi yang sama atau yurisdiksi lainnya.

11.4	The Parties herein irrevocably and unconditionally waives any objection it may now or subsequently have to the choice of the venue of any legal action arising out of or relating to this Agreement on the ground of venue or forum non-convenience or any other grounds. The Agreement also agrees that a final judgment against it in any such legal action will be final and conclusive and may be enforced in any other jurisdiction.	11.4	Para Pihak di sini dengan tidak dapat ditarik kembali dan tanpa syarat mengesampingkan keberatan apa pun yang mungkin sekarang atau selanjutnya harus memilih tempat tindakan hukum apa pun yang timbul dari atau terkait dengan Perjanjian ini atas dasar tempat atau forum yang tidak nyaman atau alasan lainnya. Perjanjian ini juga setuju bahwa keputusan akhir terhadapnya dalam setiap tindakan hukum tersebut bersifat final dan konklusif dan dapat diberlakukan di yurisdiksi lain mana pun.

12.	Notices	12.	Pemberitahuan

Unless otherwise provided herein, all notices or other communications under or in connection with this Agreement shall be given in writing and may be sent by personal delivery or post or courier or e-mail and details specified as follows or to such other addresses and details as may be specified in writing to the Parties in the manner provided in this Article. The addresses referred to hereinabove are:		Kecuali ditentukan lain di sini, semua pemberitahuan atau komunikasi lain berdasarkan atau sehubungan dengan Perjanjian ini akan diberikan secara tertulis dan dapat dikirim melalui pengiriman pribadi atau pos atau kurir atau email dan perincian yang ditentukan sebagai berikut atau ke alamat dan perincian lain seperti dapat ditentukan secara tertulis kepada Para Pihak dengan cara yang ditentukan dalam Pasal ini. Alamat-alamat yang dimaksud di atas adalah:

To DAB:		Ke DAB:
Attn: [Redacted]		Attn: [Redacted]

To IRS:		Kepada IRS:
Attn: [Redacted]		Attn: [Redacted]

The effective date of receipt of the notice shall be deemed to be as follows:		Tanggal efektif penerimaan pemberitahuan dianggap sebagai berikut:

a).	If delivered by hand, the date on which it is so delivered;	a).	Jika disampaikan dengan tangan, tanggal pengirimannya;

b).	If delivered by post or courier, three (3) calendar days after the date of the notice thereby;	b).	Jika disampaikan melalui pos atau kurir, tiga (3) hari kalender setelah tanggal pemberitahuan ;

c).	If delivered by e-mail, on the date on which it is so received.	c).	Jika dikirimkan melalui email, pada tanggal diterimanya.

13.	Limitation of Liability	13.	Batasan Tanggung Jawab

Notwithstanding any other provision of this agreement, in no event will either party, a party’s direct or indirect subsidiaries, affiliates, agents, employees or representatives be liable for (i) any indirect damages of any kind in connection with or arising out of this agreement, or (ii) any lost profits, any loss of revenue or any compensation for anticipated sales or the cost of procurement of substitute services or for any costs, expenses, expenditures, investments or other commitments made in reliance upon or otherwise in connection with or arising out of this agreement or otherwise,		Dengan tetap memperhatikan ketentuan lain dalam perjanjian ini, dalam keadaan apa pun salah satu pihak, anak perusahaan langsung atau tidak langsung, afiliasi, agen, karyawan, atau perwakilan salah satu pihak tidak akan bertanggung jawab atas (i) kerugian tidak langsung dalam bentuk apa pun sehubungan dengan atau yang timbul dari perjanjian ini , atau (ii) setiap laba yang hilang, setiap kehilangan pendapatan atau kompensasi apa pun untuk penjualan yang diharapkan atau biaya pengadaan layanan pengganti atau untuk setiap biaya, pengeluaran, pengeluaran, investasi atau komitmen lain yang dibuat sehubungan dengan atau sehubungan dengan atau yang timbul dari perjanjian ini atau sebaliknya,

14.	Language	14.	Bahasa

14.1	In compliance with the Law of the Republic of Indonesia No. 24 of 2009 on National Flag, Language, Emblem and National Anthem (“Language Law”), this Agreement shall be executed in both English language version and Indonesian language version. The Parties agree that any amendments to this Agreement, and any agreement, instruments or other document referred to in this Agreement, or any amendment to such agreement, instruments or document (other than those which are already made and executed in Indonesian language) shall be executed in Indonesian language version within 30 days as of the execution of the English version.	14.1	Sesuai dengan Undang-Undang Republik Indonesia No. 24 Tahun 2009 tentang Bendera, Bahasa, Lambang, dan Lagu Kebangsaan (“Undang-Undang Bahasa”), Perjanjian ini akan ditandatangani dalam versi bahasa Inggris dan versi bahasa Indonesia. Para Pihak sepakat bahwa setiap amandemen Perjanjian ini, dan setiap perjanjian, instrumen atau dokumen lain yang dirujuk dalam Perjanjian ini, atau setiap perubahan atas perjanjian, instrumen atau dokumen tersebut (selain yang telah dibuat dan ditandatangani dalam bahasa Indonesia) harus dieksekusi dalam versi bahasa Indonesia dalam waktu 30 hari sejak pelaksanaan versi bahasa Inggris.

14.2	The Indonesian language version of this Agreement, when executed will be deemed to be effective from the date of execution of the English language version, and both the English language version and the Indonesian language version will be equally authentic.	14.2	Versi bahasa Indonesia dari Perjanjian ini, ketika ditandatangani akan dianggap berlaku sejak tanggal penandatanganan versi bahasa Inggris, dan versi bahasa Inggris dan versi bahasa Indonesia akan sama-sama asli.

14.3	In the event of any inconsistency or different interpretation between the English language version and the Indonesian language version, the English language version will prevail and the Indonesian language version is deemed to be automatically amended (with effect from the date of the execution of the Indonesian language version) to make the relevant part of the Indonesian language version consistent with the relevant part of the English language version.	14.3	Dalam hal terdapat ketidakkonsistenan atau perbedaan interpretasi antara versi bahasa Inggris dan versi bahasa Indonesia, versi bahasa Inggris akan berlaku dan versi bahasa Indonesia dianggap diubah secara otomatis (berlaku sejak tanggal pelaksanaan bahasa Indonesia) untuk membuat bagian yang relevan dari versi bahasa Indonesia konsisten dengan bagian yang relevan dari versi bahasa Inggris.

14.4	No claim shall be brought against the other Party on the basis of non-compliance with the Language Law and no Party shall cite or invoke the Language Law or any regulation issued thereunder or claim the fact that this Agreement was executed in the English language only to (i) defend its non-performance or breach of its obligations under this Agreement, or (ii) allege that this Agreement is against public policy or otherwise does not constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms.	14.4	Tidak ada klaim yang akan diajukan terhadap Pihak lain atas dasar ketidakpatuhan terhadap Undang-undang Bahasa dan tidak ada Pihak yang akan mengutip atau menggunakan Undang-Undang Bahasa atau peraturan apa pun yang dikeluarkan di bawahnya atau mengklaim fakta bahwa Perjanjian ini hanya dibuat dalam bahasa Inggris untuk (i) membela non-kinerja atau pelanggaran kewajibannya berdasarkan Perjanjian ini, atau (ii) menyatakan bahwa Perjanjian ini bertentangan dengan kebijakan publik atau bukan merupakan kewajibannya yang sah, sah dan mengikat, yang dapat ditegakkan terhadapnya sesuai dengan ketentuan.

14.5	Each Party:	14.5	Setiap Pihak:

(a)	acknowledges that with its agreement, this Agreement has been predominantly negotiated in the English language;	(a)	mengakui bahwa dengan persetujuannya, Perjanjian ini sebagian besar telah dinegosiasikan dalam bahasa Inggris;

(b)	represents that it has read and fully understood the content and consequences of this Agreement and it has no objection to this Agreement being signed in the English language only;	(b)	menyatakan bahwa ia telah membaca dan memahami sepenuhnya isi dan konsekuensi dari Perjanjian ini dan tidak keberatan bahwa Perjanjian ini ditandatangani hanya dalam bahasa Inggris;

(c)	represents that it has made and entered into this Agreement freely and without duress;	(c)	menyatakan bahwa pihaknya telah membuat dan mengadakan Perjanjian ini dengan bebas dan tanpa paksaan;

(d)	agrees that the execution of this Agreement only in English language version will not affect the validity, binding effectiveness and enforceability of this Agreement.	(d)	setuju bahwa pelaksanaan Perjanjian ini hanya dalam versi bahasa Inggris tidak akan mempengaruhi keabsahan, keefektifan yang mengikat, dan keberlakuan Perjanjian ini.

For the avoidance of doubt, the existence of two versions of this Agreement may not be construed by any Party to create duplication or multiplication of the rights and obligations of the Parties under the English version.		Untuk menghindari keraguan, adanya dua versi Perjanjian ini tidak dapat ditafsirkan oleh Pihak mana pun untuk menciptakan duplikasi atau penggandaan hak dan kewajiban Para Pihak berdasarkan versi bahasa Inggris.

15.	Miscellaneous	15.	Lain-lain

15.1	Relationship:	15.1	Hubungan:

	Nothing contained in this Agreement shall constitute or be deemed to constitute a partnership, joint venture, agency or employment between the Parties. Neither Party shall be responsible for the acts or omissions of the other Party and neither Party shall have, or represent that it has, any power or authority to speak for, represent, bind or assume any obligation on behalf of the other Party in any way, without the prior written consent of the other Party. The relationship of Parties hereto shall be that of Principal to Principal and each Party shall be solely liable to meet all the statutory obligations and liabilities pertaining to their respective employees.		Tidak ada yang terkandung dalam Perjanjian ini yang merupakan atau dianggap merupakan kemitraan, usaha patungan, keagenan atau hubungan kerja antara Para Pihak. Tidak ada Pihak yang bertanggung jawab atas tindakan atau kelalaian Pihak lainnya dan tidak ada Pihak yang memiliki, atau menyatakan bahwa ia memiliki, kekuasaan atau wewenang untuk berbicara, mewakili, mengikat atau memikul kewajiban apa pun atas nama Pihak lainnya dengan cara apa pun , tanpa persetujuan tertulis sebelumnya dari Pihak lainnya. Hubungan Para Pihak dalam Perjanjian ini adalah Hubungan Prinsipal dengan Prinsipal dan masing-masing Pihak akan sepenuhnya bertanggung jawab untuk memenuhi semua kewajiban hukum dan tanggung jawab yang berkaitan dengan karyawan masing-masing.

15.2	Force Majeure:	15.2	Keadaan Kahar:

	Neither Party shall be responsible to the other for failure to perform their respective obligations under this Agreement due to causes beyond its control, including but not limited to acts of god, fire, strikes, acts of war, riots, acts of terrorism or governmental prohibition(s). If the event of force majeure continues for more than 60 calendar days, either Party may terminate this Agreement by giving thirty (30) calendar days’ notice to the other Party in writing.		Tidak ada Pihak yang akan bertanggung jawab kepada pihak lain atas kegagalan untuk melakukan kewajibannya masing-masing berdasarkan Perjanjian ini karena sebab-sebab di luar kendalinya, termasuk namun tidak terbatas pada bencana alam, kebakaran, pemogokan, perang, huru-hara, aksi terorisme atau larangan pemerintah (S). Jika peristiwa force majeure berlanjut selama lebih dari 60 hari kalender, salah satu Pihak dapat mengakhiri Perjanjian ini dengan memberikan pemberitahuan tiga puluh (30) hari kalender kepada Pihak lainnya secara tertulis.

15.3	Entire Agreement:	15.3	Seluruh perjanjian:

	This Agreement including schedule(s), annexure(s) and appendices, if any, attached hereto, embodies the entire Agreement and understanding of the Parties and supersedes any and all other prior and contemporaneous agreements, arrangements and understandings (whether written or oral), invoices, quotations, etc., between the Parties with respect to the subject matter contained herein.		Perjanjian ini termasuk jadwal, lampiran dan lampiran, jika ada, terlampir di sini, mewujudkan seluruh Perjanjian dan pemahaman Para Pihak dan menggantikan setiap dan semua perjanjian, pengaturan dan pemahaman sebelumnya dan kontemporer lainnya (baik tertulis atau lisan) , faktur, kutipan, dll., antara Para Pihak sehubungan dengan pokok bahasan yang tercantum di sini.

15.4	Amendment:	15.4	Amandemen:

	This Agreement, along with the Annexes, may be amended from time to time by the Parties and any amendment of this Agreement shall be binding on any Party unless such variation / amendment is in writing and signed by each Party.		Perjanjian ini, beserta Lampiran-lampirannya, dapat diubah dari waktu ke waktu oleh Para Pihak dan setiap perubahan Perjanjian ini akan mengikat setiap Pihak kecuali perubahan/perubahan tersebut dibuat secara tertulis dan ditandatangani oleh masing-masing Pihak.

15.5	Assignment:	15.5	Pengalihan:

	None of the Parties hereto may assign or transfer any of its rights, benefit or interest in this Agreement without the other Party's prior written approval.		Tidak satu pun Pihak dalam Perjanjian ini dapat mengalihkan atau mengalihkan hak, manfaat, atau kepentingannya dalam Perjanjian ini tanpa persetujuan tertulis sebelumnya dari Pihak lainnya.

15.6	Waiver:	15.6	Pengesampingan:

	No waiver of any breach of any provision of this Agreement shall constitute a waiver of any other prior, concurrent or subsequent breach of the same or any other provision(s), and shall not be effective unless made in writing and signed by an authorized representative of the Party waiving such breach.		Tidak ada pengesampingan atas pelanggaran apa pun atas ketentuan apa pun dalam Perjanjian ini yang merupakan pengesampingan terhadap pelanggaran lain sebelumnya, bersamaan, atau berikutnya atas ketentuan yang sama atau ketentuan lainnya, dan tidak akan berlaku kecuali dibuat secara tertulis dan ditandatangani oleh perwakilan resmi Pihak yang mengesampingkan pelanggaran tersebut.

15.7	Survival:	15.7	Keberlangsungan:

	Any and all obligations under this Agreement which, by their very nature should reasonably survive the termination or expiration of this Agreement, will so survive, including but not limited to, those arising from the confidentiality, indemnification and intellectual property provisions of this Agreement.		Setiap dan semua kewajiban berdasarkan Perjanjian ini yang, menurut sifatnya secara wajar harus tetap berlaku setelah pengakhiran atau berakhirnya Perjanjian ini, akan tetap berlaku, termasuk namun tidak terbatas pada, kewajiban yang timbul dari ketentuan kerahasiaan, ganti rugi, dan kekayaan intelektual Perjanjian ini.

15.8	Invalidity and severability:	15.8	Ketidakabsahan dan keterpisahan:

	If any part of this Agreement is held by a court of law to be invalid or unenforceable or contrary to any Applicable Law:		Jika ada bagian dari Perjanjian ini yang oleh pengadilan dianggap tidak sah atau tidak dapat dilaksanakan atau bertentangan dengan Hukum yang Berlaku:

a).	The remainder of this Agreement will continue to remain in full force and effect; and	a).	Sisa dari Perjanjian ini akan terus berlaku dan memiliki kekuatan penuh; Dan

b).	The Parties, in good faith, shall attempt to substitute for such invalid or unenforceable provision a valid and legally enforceable provision, which achieves to the greatest extent possible the economic, legal and commercial objectives of the relevant provision, held invalid or unenforceable by the court of law. However, if the invalid and unenforceable provision or part thereof is inseparable from the other part(s) or provision(s) and forms an integral part of this Agreement, then the whole of this Agreement shall be construed to be invalid unless substituted by subsequent agreement(s) entered between the Parties covering the subject matter of the previous agreement.	b).	Para Pihak, dengan itikad baik, akan berusaha untuk mengganti ketentuan yang tidak sah atau tidak dapat dilaksanakan tersebut dengan ketentuan yang sah dan dapat dilaksanakan secara hukum, yang mencapai sejauh mungkin tujuan ekonomi, hukum dan komersial dari ketentuan yang relevan, dianggap tidak sah atau tidak dapat dilaksanakan oleh pengadilan hukum. Namun, jika ketentuan atau bagiannya yang tidak sah dan tidak dapat dilaksanakan tidak dapat dipisahkan dari bagian(-bagian) atau ketentuan(-ketentuan) lainnya dan merupakan bagian yang tidak terpisahkan dari Perjanjian ini , maka seluruh Perjanjian ini akan dianggap tidak sah kecuali diganti dengan perjanjian(-perjanjian) yang dibuat antara Para Pihak yang mencakup pokok bahasan dari perjanjian sebelumnya.

15.9	Counterparts:	15.9	Salinan:

	This Agreement may be executed in any number of originals or counterparts, each in the like form and all of which, when taken together, shall constitute one and the same document, and any Party may execute this Agreement by signing any one (1) or more of such originals or counterparts.		Perjanjian ini dapat ditandatangani dalam sejumlah dokumen asli atau salinan, masing-masing dalam bentuk yang serupa dan semuanya, jika digabungkan, akan menjadi satu dan dokumen yang sama, dan setiap Pihak dapat menandatangani Perjanjian ini dengan menandatangani salah satu (1) atau lebih dari aslinya atau rekanan tersebut.

SIGNED AND DELIVERED BY/DITANDATANGANI DAN DISERAHKAN OLEH PT DIGI ASIA BIOS Name/Nama: Designation/Jabatan:	SIGNED AND DELIVERED BY/ DITANDATANGANI DAN DISERAHKAN OLEH PT AVIANA SINAR ABADI Name/Nama: Designation/Jabatan:

ANNEX 1/LAMPIRAN 1

SOLUTIONS/SOLUSI

1.	API module for Enhanced IRS Wallet/Modul API untuk Dompet IRS yang Disempurnakan

Hardware Requirements:

1.	Linux

CPU: Min [***] Core

OS: Ubuntu [***] or higher

RAM: min [***]GB

Storage: Min [***]GB

2.	Windows

CPU: Min [***] Core

OS: Min [***]

RAM: Min [***]GB

Storage: Min [***]GB

ANNEX 2/LAMPIRAN 2

FEE STRUCTURE

API_Category	Fees/Biaya
Generic	[***]
Pulsa	[***]
E-Money Top up	[***]
Gaming	[***]
PLN	[***]